Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Monday, May 9, 2011	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS FIRST QUARTER 2011 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (OTCQX: NNUT) today reported a net profit of $49,000, or $0.01 per Class A Unit for the first quarter of 2011, mainly as a result of improved nut production. In the first quarter of 2010, the company reported a net loss of $25,000, or $0.00 per Class A Unit on lower production caused by a severe drought in the Company’s Ka’u orchards.  Rainfall in these orchards has increased from less than 3 inches in the first quarter of 2010 to approximately 12 inches in 2011. Net cash flow improved from a deficit of $771,000 for the first quarter of 2010, in which $925,000 in debt was retired, to a positive $201,000 in 2011.

Total revenues in the first quarter 2011 were $2.5 million, comprised of $2.2 million from the sale of 3.0 million contract pounds of macadamia nuts and $320,000 in contract farming revenue.  In comparison, revenues in the first quarter of 2010 were $2.4 million with $1.2 million from the sale of 1.6 million contract pounds and $1.2 million in contract farming revenue. The significant shift from farming revenue to nut sales in 2011 is due to the acquisition of the IASCO orchards from a farming customer in August 2010.

All of the Partnership’s production for 2011 will be sold to Mauna Loa Macadamia Nut Corporation with approximately 80% under fixed price contracts of 73 cents per pound (same as 2010) and the remaining 20% under the market-based contracts acquired from IASCO. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels. Rainfall in the Ka’u region has improved over the past six months but there is no guarantee that 2011 production will rebound to historical levels.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2011	2010

Macadamia nut sales	$2,167	$1,172
Contract farming revenue	320	1,176
Total revenues	2,487	2,348
Cost of goods and services sold
Costs of macadamia nut sales	1,621	896
Costs of contract farming revenue	281	1,080
Total cost of goods and services sold	1,902	1,976
Gross income	585	372
General and administrative expenses	369	378
Operating income (loss)	216	(6)
Interest expense	(191)	(6)
Other income	44	—
Income (loss) before tax	69	(12)
Gross income tax	20	13
Net income (loss)	$49	$(25)

Net cash flow
(as defined in the Partnership Agreement)	$201	$(771)

Net income (loss) per Class A Unit	$0.01	$0.00

Net cash flow (deficit) per Class A Unit
(as defined in the Partnership Agreement)	$0.03	$(0.10)

Cash distributions per Class A Unit	$0.00	$0.00

Class A Units outstanding	7,500	7,500